UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM  8-K

CURRENT  REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 3, 2009

EnergyConnect Group, Inc.
(Exact name of registrant as specified in its charter)

Oregon	000-26226	93-0935149
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

51 East Campbell Avenue, Suite 145, Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 370-3311

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer.  On August 3, 2009 EnergyConnect Group, Inc. appointed Andrew Warner Chief Financial Officer and Secretary of EnergyConnect Group, effective August 3, 2009.  Mr. Warner has more than 20 years of experience in financial and general management, serving the needs of technology, manufacturing and service companies.  For the past two years Mr. Warner has been a consultant to emerging technology companies.  Prior to that Mr. Warner was the CFO of SmartDisk Corporation a leading provider of storage solutions that was sold to Verbatim in 2007.  Mr. Warner held the position of Chief Executive Officer of Zio Corporation, a private, digital consumer electronics company acquired by SmartDisk in 2005.  Prior to Zio, he served as Chief Financial Officer of SCM Microsystems Inc., a public company in the security and digital electronics markets.  Mr. Warner received his BA in Business Studies from Humberside University UK.

Mr. Warner will be paid an annual salary of $175,000.  Upon his appointment, Mr. Warner received a grant of 750,000 stock options, consistent with EnergyConnect Group’s approved stock option plan, with an exercise price equal to $0.06, the closing price of EnergyConnect Group’s stock on August 3, 2009.  Mr. Warner will receive an additional grant of 200,000 stock options, once a sufficient number of options become available under EnergyConnect Group’s stock option plan, with an exercise price equal to the closing price of EnergyConnect Group’s stock on the day the options become available for grant.

Due to the recent relocation of EnergyConnect Group’s corporate headquarters from Portland, Oregon to Campbell, California, Randall R. Reed resigned his positions of Chief Financial Officer and Secretary of EnergyConnect Group.  Mr. Reed has agreed to continue working with EnergyConnect Group as a consultant for the company.

A copy of the press release issued by EnergyConnect Group on the date hereof regarding the foregoing is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits

(d)	Exhibits	99.1	Press release issued August 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 6, 2009.
EnergyConnect Group, Inc.

/s/ Kevin R. Evans
Kevin R. Evans
Chief Executive Officer